Exhibit 99.1

STR HOLDINGS REPORTS FOURTH QUARTER AND 2009 FINANCIAL RESULTS

- Fourth Quarter Earnings Growth Driven by Improved Solar Market -

ENFIELD, Conn. — March 17, 2010 — STR Holdings, Inc. (NYSE: STRI) today announced financial results for the fourth quarter and year ended December 31, 2009.

2009 Fourth Quarter Highlights include:

•                  Consolidated net sales rose 6.1% to $79.9 million compared with $75.4 million in the fourth quarter of 2008

•                  Diluted EPS of $0.23 vs. $0.09 a year ago; non-GAAP diluted EPS of $0.42 vs. $0.15 a year ago

•                  Solar net sales rose 42.3% to $50.3 million on a quarterly sequential basis and 4.2% compared with the same quarter last year

•                  Quality Assurance net sales of $29.6 million rose 9.4% compared with the fourth quarter of 2008

•                  Solar adjusted EBITDA rose 45.6% to $24.0 million on a quarterly sequential basis and 55.6% compared with the same quarter last year

•                  Operating cash flow of $11.2 million exceeded net income.

Fourth Quarter Financial Results

Solar segment net sales for the fourth quarter ended December 31, 2009 increased 42.3% on a quarterly sequential basis to $50.3 million and rose 4.2% from $48.3 million a year ago.

Solar segment adjusted EBITDA for the fourth quarter of 2009 was $24.0 million, up 45.6% from $16.5 million on a quarterly sequential basis as a result of a 43% increase in sales volume, improved labor efficiencies and favorable fixed cost absorption. Compared to the fourth quarter of 2008, Solar segment adjusted EBITDA is up 55.6% from $15.4 million. This is partially due to a $4.2 million charge to cost of goods sold in 2008 for a product performance claim related to a product that the Company discontinued in 2006.

Chairman, President and Chief Executive Officer Dennis L. Jilot stated, “As macro-economic conditions continue to improve, we are pleased with our solar segment’s fourth quarter results. Our revenue grew sequentially by 42.3% as expected reductions to solar subsidies in Germany and Italy and a favorably mild winter in Europe drove stronger-than-anticipated demand during the quarter. As the only encapsulant provider with manufacturing and distribution capabilities in North America, Europe and Asia, STR’s global footprint continues to be a key differentiator for us. This quarter, utilization of our Malaysian plant enabled us to increase our market penetration in Asia, including an increase in sales volume in China. Gross margin improved to 43.8%, a 550 basis point expansion from the third quarter of 2009.”

STR’s Quality Assurance (QA) segment net sales for the fourth quarter of 2009 rose 9.4% to $29.6 million, compared with $27.1 million a year ago as a result of increased testing for toy and private label markets as well as increased demand for its Responsible Sourcing social accountability services. QA adjusted EBITDA rose 8.0% to $5.8 million, from $5.4 million a year ago.

Selling, general and administrative expense for the fourth quarter of 2009 rose 132.0% to $18.8 million, compared with the same quarter last year. This increase was primarily the result of a $2.6 million one-time payment in connection with the termination of a 2007 advisory services agreement with DLJ Merchant Banking Partners, and an increase of approximately $5.1 million in non-cash stock-based compensation expense mainly due to the issuance of stock options to replace certain pre-IPO incentive units as a result of the change in capital structure from a limited liability company to a corporation.

Net income for the fourth quarter of 2009 rose 174.5% to $8.9 million or $0.23 on a diluted EPS basis, compared with $3.2 million, or $0.09 on a diluted EPS basis during the fourth quarter of 2008.

Non-GAAP net income for the fourth quarter of 2009 rose 194.3% to $16.5 million, or $0.42 on a diluted EPS basis. This compared with non-GAAP net income of $5.6 million, or $0.15 on a diluted EPS basis, for the fourth quarter of 2008, (See discussion of non-GAAP financial measures and the reconciliation table below for details).

During the fourth quarter of 2009, the Company generated $11.2 million of operating cash flow, up 28.9% from $8.7 million a year ago. Free cash flow, which is defined as operating cash flow less capital expenditures, increased 279%, or $10.7 million from the fourth quarter of 2008 mainly as a result of increased earnings, lower spending on capacity expansion and improved working capital performance.

STR’s Executive Vice President and Chief Financial Officer Barry A. Morris stated, “Our capital expenditures for 2009 totaled $17.8 million. We entered 2010 with our solar capacity utilization at approximately 55% and based on our growth projections, we anticipate beginning to fund our 2011 capacity expansion needs during the first half of 2010. Our strong balance sheet and operating cash flows give us the ability to internally fund expansion currently under development and provide us with flexibility in our pursuit of shareholder value creation.”

Financial Results for the year ended December 31, 2009:

•                  Total net sales were $264.9 million, compared with $288.6 million a year ago. Solar net sales were $149.5 million, down $32.8 million from $182.3 million a year ago, primarily attributable to an industry-wide over-supply of module inventory that resulted from unfavorable macro-economic conditions as well as the fourth quarter 2008 cut to the solar subsidy in Spain. QA net sales totaled $115.4 million, up from $106.3 million for 2008 due to strong demand and benefit from the increased regulatory environment

•                  Gross profit on a consolidated basis was $98.0 million, compared with $113.9 million in 2008

•                  Net income on a consolidated basis was $23.0 million, or $0.61 per diluted share, compared with $28.1 million, or $0.75 per diluted share, for 2008

•                  Non-GAAP net income for 2009 was $38.3 million, or $1.02 per diluted share, compared with $37.9 million, or $1.01 per diluted share for 2008

•                  Operating cash flow amounted to $47.9 million for the full year 2009, compared to $47.7 million for 2008.

Business Outlook

Mr. Jilot added, “Looking at the fourth quarter of 2009 and the first quarter of 2010, the anticipated changes to solar incentives in Germany and Italy have accelerated sales throughout the solar module supply chain. While we believe this is a long-term positive development for the industry, we expect that it could cause atypical sequential growth for STR compared with historical quarterly sales patterns. Overall, STR has a positive outlook for 2010 supported by our continued momentum into Asia, ambitious goals for clean energy in the United States, and the overall decline in module prices that we expect will increase end-user volume.”

The Company is providing the following first quarter and full year 2010 financial guidance, which it will discuss in greater detail on the conference call:

(Amounts in millions, except per share amounts)
Quarter Ending March 31, 2010	Low	High
Solar net sales	$52.0	$55.0
QA net sales	25.0	26.0
Total net sales	77.0	81.0
Diluted non-GAAP EPS	$0.23	$0.25

Year Ending December 31, 2010	Low	High
Solar net sales	$185.0	$200.0
QA net sales	125.0	130.0
Total net sales	310.0	330.0
Diluted non-GAAP EPS	$1.05	$1.10

Conference Call

STR will discuss these results for the fourth quarter and year ended December 31, 2009, as well as provide its business outlook for the first quarter and year ended December 31, 2010 in a conference call scheduled today, at 4:15 p.m. EST. Dennis L. Jilot, Chairman, President and Chief Executive Officer and Barry A. Morris, Executive Vice President and Chief Financial Officer will host the call. Investors interested in participating in the live call from the U.S. should dial 866-700-0161 and enter passcode: 21726879. Those calling from outside the U.S. should dial 617-213-8832 and use the same passcode. A telephone replay will be available approximately two hours after the call concludes through Wednesday, March 31, 2010 by dialing 888-286-8010 from the U.S., or 617-801-6888 from international locations, and entering passcode: 86593293. There also will be a simultaneous live webcast available on the Investor Relations section of the Company’s website at http://www.strholdings.com. The webcast will be archived on the website for 365 days.

About STR Holdings, Inc.

STR Holdings, Inc. is a diversified global leader providing high quality, superior performance solar encapsulants to the photovoltaic module industry. It is also one of the world’s top providers of quality assurance testing, audit, inspection and responsible sourcing services. STR works with over 5,100 manufacturers, importers, raw materials suppliers and retailers around the globe to ensure that they have the highest level of confidence in the quality and safety of their products and the social standards of the supply chain producing them. Further information about STR Holdings, Inc. can be obtained via the Company’s website at  http://www.strholdings.com.

Forward Looking Statements

This press release and any oral statement made in respect of the information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that the Company has made in light of its industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances.  However, these forward-looking statements are not guarantees of future performance or financial or operating results. In addition to the risks and uncertainties discussed in this release, the Company faces risks and uncertainties that include, but are not limited to, the following: (i) demand for solar energy in general and solar modules in particular; (ii) the timing and effects of the implementation of recently announced government incentives and policies for renewable energy, primarily in China and the United States; (iii) the effects of the recently announced proposed cut to solar incentives in Germany and Italy; (iv) customer concentration in the Company’s solar business and our relationships with key customers; (v) the continual operation of the Company’s Malaysian plant which commenced shipments in August 2009; (vi) the need to utilize its existing $20 million revolving credit facility, and the ability to further access the credit markets on acceptable terms; (vii) maintaining sufficient liquidity in order to fund future profitable growth and long term vitality; (viii) the continuing effects of the ongoing recession on sales; (ix) pricing pressures and other competitive factors; (x) the impact of the current negative credit markets may have on the Company or its customers or suppliers; (xi) loss of professional accreditations and memberships; (xii) the extent to which the Company may be required to write-off accounts receivable or inventory; (xiii) the Company’s reliance on vendors and potential supply chain disruptions, including those resulting from bankruptcy filings by customers or vendors; (xiv) any potential inflation of commodity costs, including paper and resin used in the Company’s encapsulants, and the Company’s ability to successfully manage any increases in these commodity costs; (xv) potential product performance matters, product liability or professional liability claims and the Company’s ability to manage them; (xvi) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues and earnings; (xvii) the impact of changes in interest rates in relation to the Company’s variable rate debt; (xviii) the impact of events that cause or may cause disruption in the Company inspection, testing, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; (xix) the extent and duration of the current recession in the global economy, including the timing of expected economic recovery in the United States and abroad; (xx) outcomes of litigation and regulatory actions; (xxi) our ability to protect our intellectual property and (xxii) the other risks and uncertainties described under “Risk Factors” and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s prospectus filed with the SEC on November 9, 2009 and in subsequent periodic reports on Forms 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strholdings.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:	Barry A. Morris, Executive Vice President and Chief Financial Officer
(860) 749-8371
barry.morris@strus.com

Joseph C. Radziewicz, Controller and Principal Accounting Officer
(860) 749-8371
joseph.radziewicz@strus.com

Ina McGuinness, Investor Relations Consultant, ICR Inc.
(310) 954-1100
ina@icrinc.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales - Solar	$50,329	$48,304	$149,521	$182,311
Net sales - Quality Assurance	29,620	27,075	115,424	106,267
Total net sales	79,949	75,379	264,945	288,578

Cost of sales - Solar	28,309	34,310	91,213	103,717
Cost of sales - Quality Assurance	19,500	17,619	75,759	70,930
Total cost of sales	47,809	51,929	166,972	174,647

Gross profit	32,140	23,450	97,973	113,931

Selling, general and administrative expenses	18,798	8,104	48,785	41,592
Bad debt expense	31	1,224	1,403	1,950
Earnings on equity-method investments	(90)	(104)	(317)	(178)
Operating income	13,401	14,226	48,102	70,567

Other income (expense)	(3,051)	(8,135)	(15,071)	(24,592)
Income before income tax expense	10,350	6,091	33,031	45,975
Income tax expense	1,491	2,864	10,042	17,870
Net income	$8,859	$3,227	$22,989	$28,105

Basic and diluted net income per share
Basic	$0.23	$0.09	$0.63	$0.78
Diluted	$0.23	$0.09	$0.61	$0.75

* Non-GAAP earnings per share:
Basic	$0.43	$0.15	$1.04	$1.05
Diluted	$0.42	$0.15	$1.02	$1.01

Weighted average shares outstanding:
Basic	38,200,485	36,284,696	36,638,402	36,083,982
add: dilutive effect of stock options	—	—	—	—
add: dilutive effect of restricted common stock	842,446	1,147,827	876,388	1,327,783
Diluted	39,042,931	37,432,523	37,514,790	37,411,765

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands except share / unit amounts

	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash, cash equivalents and short-term investments	$70,150	$27,868
Accounts receivable, trade, net	33,744	36,454
Inventories	12,267	18,771
Other current assets	8,962	7,145
Total current assets	125,123	90,238

Property, plant and equipment, net	68,895	62,516
Intangibles assets, net	439,522	450,965
Other noncurrent assets	12,320	17,203
Total assets	$645,860	$620,922

LIABILITIES, CONTINGENTLY REDEEMABLE UNITS AND STOCKHOLDERS’ / UNITHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$1,981	$2,015
Interest rate swap liability	4,018	—
Other current liabilities	33,986	45,055
Total current liabilities	39,985	47,070
Long-term debt, less current portion	238,525	255,506
Interest rate swap liability	—	6,013
Other long-term liabilities	96,080	97,436
Total liabilities	374,590	406,025

CONTINGENTLY REDEEMABLE UNITS	—	2,930

STOCKHOLDERS’ / UNITHOLDERS’ EQUITY
Stockholders’ / unitholders’ equity	271,270	211,967
Total liabilities, contingently redeemable units and stockholders’ / unitholders’ equity	$645,860	$620,922

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$8,859	$3,227	$22,989	$28,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,055	3,441	11,878	9,745
Amortization of intangibles	2,876	2,876	11,503	11,503
Amortization of deferred financing costs	659	272	1,522	1,150
Stock-based compensation expense	5,456	406	7,308	1,752
Unrealized (gain) loss on interest rate swap	(1,092)	2,910	(1,995)	3,025
Earnings in equity investments	(90)	(104)	(317)	(178)
Loss (gain) on disposal of property, plant and equipment	57	(3)	67	(3)
Provision for bad debt expense	31	1,224	1,403	1,950
Provision for deferred taxes	(1,200)	(3,871)	(1,773)	(4,392)
Changes in operating assets and liabilities	(7,363)	(1,655)	(4,727)	(4,990)
Net cash provided by operating activities	11,248	8,723	47,858	47,667

INVESTING ACTIVITIES	(4,391)	(12,555)	(18,834)	(35,288)

FINANCING ACTIVITIES	13,785	(1,517)	11,382	(5,271)

Effect of exchange rate changes on cash	(833)	354	875	(420)
Net increase in cash and cash equivalents	19,809	(4,995)	41,281	6,688
Cash and cash equivalents, Beginning of period	49,340	32,863	27,868	21,180
Cash and cash equivalents, End of period	$69,149	$27,868	$69,149	$27,868

* Free cash flow	$6,858	$(3,832)	$30,025	$12,379

* Please refer to the reconciliation of Non-GAAP measures included in this release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-GAAP Earnings Per Share
Net income	$8,859	$3,227	$22,989	$28,105
Add:
Amortization of intangibles	2,876	2,876	11,503	11,503
Amortization of deferred financing costs	659	272	1,522	1,150
Stock-based compensation expense	5,456	406	7,308	1,752
Termination of monitoring agreement	2,622	—	2,622	—
Tax effect of non-GAAP adjustments	(3,926)	(1,158)	(7,674)	(4,655)
Non-GAAP net income	$16,546	$5,623	$38,270	$37,855

Non-GAAP earnings per share:
Basic	$0.43	$0.15	$1.04	$1.05
Diluted	$0.42	$0.15	$1.02	$1.01

Weighted average shares outstanding:
Basic	38,200,485	36,284,696	36,638,402	36,083,982
add: dilutive effect of stock options	—	—	—	—
add: dilutive effect of restricted common stock	842,446	1,147,827	876,388	1,327,783
Diluted	39,042,931	37,432,523	37,514,790	37,411,765

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Free Cash Flow
Cash flow from operations	$11,248	$8,723	$47,858	$47,667
Less:
Capital expenditures	(4,390)	(12,555)	(17,833)	(35,288)

Free cash flow	$6,858	$(3,832)	$30,025	$12,379

Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company uses two non-GAAP financial measures called non-GAAP earnings per share (EPS) and free cash flow. The Company defines non-GAAP EPS as net income not including the impact of amortization of deferred financing costs, stock-based compensation, intangible asset amortization expense, termination of monitoring agreement and associated tax effect divided by the weighted average shares outstanding. It should be noted that diluted weighted average shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP diluted EPS. Free cash flow is defined as cash flow from operations less capital expenditures. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons.

Management believes that non-GAAP EPS provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with its peers.

The Company believes free cash flow is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow does not reflect, among other things, mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and acquisitions.